EXHIBIT 99.2
March 31, 2003

BMW FS Securities LLC
MW Vehicle Owner Trust 2001-A
300 Chestnut Ridge Road
Woodcliff Lake, New Jersey   07677

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, we inform you that we have been furnished a copy of Form 12b-25, to be filed by BMW FS Securities LLC on or about March 31, 2003, which contains notification of the registrant's inability to file its Form 10-K by March 31, 2003. We have read the Company's statements contained in Part III therein and we agree with the stated reason as to why we have been unable to complete our examination of management's assertions related to the servicing of the receivables for the year ended December 31, 2002, to be included in its Form 10-K.

Very truly yours,

/s/ KPMG LLP